Registration No. 333-98177

Registration No. 333-132474

Registration No. 333-184412

Registration No. 333-188843

Registration No. 333-204552

Registration No. 333-232904

Registration No. 333-239455

As filed with the Securities and Exchange Commission on January 18, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT No. 333-98177

FORM S-8 REGISTRATION STATEMENT No. 333-132474

FORM S-8 REGISTRATION STATEMENT No. 333-184412

FORM S-8 REGISTRATION STATEMENT No. 333-188843

FORM S-8 REGISTRATION STATEMENT No. 333-204552

FORM S-8 REGISTRATION STATEMENT No. 333-232904

FORM S-8 REGISTRATION STATEMENT No. 333-239455

UNDER

THE SECURITIES ACT OF 1933

1ST CONSTITUTION BANCORP

(Exact Name of Registrant as Specified in its Charter)

New Jersey	22-3665653
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2650 Route 130

P.O. Box 634

Cranbury, New Jersey 18512

(Address of Principal Executive Offices)

Amended and Restated Stock Option Plan for Key Employees

1996 Employee Stock Option Plan

Employee Stock Option and Restricted Stock Plan

Directors Stock Option and Restricted Stock Plan

1st Constitution Bancorp 2005 Equity Incentive Plan

1st Constitution Bank 401(k) Retirement Savings Plan

1st Constitution Bancorp 2013 Equity Incentive Plan

1st Constitution Bancorp 2015 Directors Stock Plan

1st Constitution Bancorp 2019 Equity Incentive Plan

1st Constitution Bancorp 2020 Directors Stock Plan

(Full Title of the Plans)

Please send copies of all communications to:

Thomas J. Shara President and Chief Executive Officer Lakeland Bancorp, Inc. 250 Oak Ridge Road Oak Ridge, New Jersey 07438 (973) 697-2000

Timothy J. Matteson, Esq.

Executive Vice President, Chief Administrative Officer,

General Counsel and Corporate Secretary

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

(973) 697-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to the Form S-8 Registration Statements relates to each Registration Statement on Form S-8 filed on August 15, 2002 (File No. 333-98177); March 16, 2006 (File No. 333-132474); October 15, 2012 (File No. 333-184412); May 24, 2013 (File No. 333-188843); May 29, 2015 (File No. 333-204552); July 30, 2019 (File No. 333-232904); and June 26, 2020 (File No. 333-239455) and is being filed for the sole purpose of removing from registration any unsold shares of Registrant’s common stock and any unsold shares of the Registrant’s common stock that may have been issuable pursuant to the Amended and Restated Stock Option Plan for Key Employees (as amended by Amendment effective July 1, 1999 and as further amended by Second Amendment effective April 25, 2002); the 1996 Employee Stock Option Plan; the Employee Stock Option and Restricted Stock Plan; the Directors Stock Option and Restricted Stock Plan; the 1st Constitution Bancorp 2005 Equity Incentive Plan; the 1st Constitution Bank 401(k) Retirement Savings Plan; the 1st Constitution Bancorp 2013 Equity Incentive Plan; the 1st Constitution Bancorp 2015 Directors Stock Plan; the 1st Constitution Bancorp 2019 Equity Incentive Plan; and the 1st Constitution Bancorp 2020 Directors Stock Plan (collectively, the “Registrant Plans”).

On January 6, 2022, pursuant to the Agreement and Plan of Merger, dated as of July 11, 2021, by and between Lakeland Bancorp, Inc., a New Jersey corporation (“Lakeland”), and 1st Constitution Bancorp (the “Registrant”), the Registrant merged with and into Lakeland, with Lakeland as the surviving entity (the “Merger”). As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registrant Plans, and no shares of the Registrant’s common stock are reserved for future issuance under the Registrant Plans.

In accordance with the undertakings made by the Registrant in the foregoing registration statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities registered with respect to the Registrant Plans, which remain unsold and unissued under the foregoing registration statements in connection therewith as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Lakeland Bancorp, Inc. (as successor to the Registrant) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Oak Ridge, New Jersey, on this 18th day of January 2022. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

LAKELAND BANCORP, INC. (as successor to 1st Constitution Bancorp)

By:	/s/ Timothy J. Matteson, Esq.
Timothy J. Matteson, Esq.
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
(Duly Authorized Representative)